Exhibit 10.6

Private and Confidential

Date: 17th April, 2008

Our Ref: UCA-F-2008-0822

M/s. Atlantic Components Limited
Flat 24-27, 1/F., Block B,
Proficient Industrial Centre,
6 Wang Kwun Road,
Kowloon Bay,
Kowloon.

Dear Sirs,

Banking Facilities

With reference to our recent discussions, we, Industrial and Commercial Bank of China (Asia) Limited (the “Bank”), are pleased to offer the following banking facilities to you (the “Borrower”), subject to the terms and conditions outlined below, the Bank’s General Agreement - General Banking Facilities (Form No. 110-1104C/0709/GH) and other agreements, availability of funds, periodic review, amendments and withdrawal at our sole and absolute discretion. You are advised to read and understand the terms and conditions, and seek independent legal advice, before accepting this Facility Letter.

1.	FACILITIES

The facilities are available in the following forms up to the maximum amount specified below:

Facility (a)

	Invoice Trust Receipts (ITR) for 45 days	To the extent of HKD12,500,000.00 (Hong Kong Dollars Twelve Million Five Hundred Thousand Only).

Interest Rate

For bills in foreign currencies, at 0.5% p.a. below Best Lending Rate of that foreign currency as determined by us from time to time. For bills in Hong Kong Dollars, at 0.5% p.a. below Hong Kong Dollar Best Lending Rate as determined by us from time to time or 3% p.a. over Hong Kong Inter Bank Offered Rate (HIBOR), whichever is higher. Such Interest Rate is subject to fluctuation and amendment at our discretion. Interest payable will be calculated on the basis of actual number of days elapsed and a 365-day year (including leap years) for Hong Kong Dollars and Great Britain Pounds/sterling or a 360-day year for other currencies.

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Industrial and Commercial Bank of China (Asia) Limited 33/F., ICBC Tower, 3 Garden Road, Central, Hong kong. Tel: 2588 1188 Fax: 2805 1166

Private and Confidential

Date: 17th April, 2008

Our Ref: UCA-F-2008-0822

	Commission	At 1/4% flat on the first USD50,000.00 or its equivalent in other currency, and at 1/16% flat on balance in excess of USD50,000.00.

	Repayment	On demand.

	Conditions	A. Documents required:

1) Certified Invoice copy

2) Application for TR loan

B. Restricted suppliers:

1) Samsung Electronics Hongkong Company Limited

2) Tomen Devices Corporation Hong Kong Branch

Facility (b)

All existing facilities and modifications thereto, other facilities and other liabilities of whatsoever nature, whether contingent or actual, existing or in the future, quantified or not, alone or with others, as principal or surety, or otherwise, may be granted or incurred at our discretion.

2.	AVAILABILITY AND REPAYMENT ON DEMAND

The availability of the facilities is subject to your execution of all required documents in form and substance satisfactory to us. In addition, the above facilities are subject to our periodic review, and it is expressly agreed that the facilities will at all times be available at the sole and absolute discretion of the Bank. Notwithstanding any other provisions contained in this Facility Letter or in any other documents, we reserve the overriding right at any time to demand immediate repayment and/or cash collateralisation of all or any part of the Borrower’s outstanding indebtedness, liabilities and obligations under or in connection with the facilities, whether actual or contingent, primary or collateral, existing or in the future, matured or not. The Borrower shall duly comply with each such demand.

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Industrial and Commercial Bank of China (Asia) Limited 33/F., ICBC Tower, 3 Garden Road, Central, Hong Kong. Tel: 2588 1188 Fax: 2805 1166

Private and Confidential

Date: 17th April, 2008

Our Ref: UCA-F-2008-0822

3.	DEFAULT INTEREST

Any amount outstanding under this Facility Letter which is unpaid on the due date or exceeds the permitted facility amount shall bear interest at the Bank’s then prevailing overdue or over limit interest rate, and may be compounded monthly or at such other intervals as the Bank determines. The Bank may, without prejudice to its other rights, increase the interest rate on the entire amount outstanding under this Facility Letter automatically (without prior notice) as soon as and if any amount becomes overdue notwithstanding anything to the contrary contained in any other documents or security deeds.

4.	SECURITY

The facilities are granted against the following securities (the “Securities”):

(a)	Fixed deposit placed with us for not less than HKD5,000,000.00 or its equivalent in a foreign currency acceptable to the Bank in name of Borrower to be charged to us and registered.

(b)	A fresh continuing Personal Guarantee from Mr. Yang Chung Lun (“Guarantor(s)”) in our favour for an unlimited amount.

(c)	Any other security as may be required by us from time to time.

5.	UNDERTAKINGS

5.1	The Borrower at all times shall provide any other documents as may reasonably be requested by the Bank from time to time.

5.2

The Borrower’s failure for any reason whatsoever to comply with any of the aforesaid undertakings constitutes an event of default and all amounts (actual or contingent, existing or in the future) due or owing by the Borrower shall, without any demand, become immediately due and payable unless a waiver in writing is given by us.

6.	CONSOLIDATION OF FACILITIES & SECURITIES

6.1

The Borrower/Guarantor hereby jointly and severally acknowledges that the facilities herein described shall be granted in addition to other facilities which the Bank may have granted or may in the future grant to the Borrower above or jointly with other parties (hereinafter collectively called “the Facilities”)

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Industrial and Commercial Bank of China (Asia) Limited 33/F., ICBC Tower, 3 Garden Road, Central, Hong Kong. Tel: 2588 1188 Fax: 2805 1166

Private and Confidential

Date: 17th April, 2008

Our Ref: UCA-F-2008-0822

6.2

The Borrower/Guarantor hereby jointly and severally acknowledges that the security herein described shall be given in addition to other securities which the Bank may have received or may in the future received from any parties who may or may not be a party or parties in this Facility Letter.

6.3	The Bank may without notice to the Borrower/Guarantor treat the Facilities as being integrated or consolidate the Facilities in such manner as the Bank may deem fit at the Bank’s discretion.

6.4	The Securities shall at all times be treated as consolidated or collateralised to the extent that the Securities may or shall be treated as securities for the Facilities.

7.	OTHER TERMS AND CONDITIONS

7.1

Pursuant to the Deposit Protection Scheme Ordinance (Cap.581), the security described in clause 4(a) is not a protected deposit and is not protected by the Deposit Protection Scheme in Hong Kong. The Borrower hereby jointly and severally acknowledge(s) that they have received notice from the Bank and understand that the security described in clause 4(a) is not a protected deposit and is not protected by the Deposit Protection Scheme in Hong Kong pursuant to the Deposit Protection Scheme Ordinance (Cap.581). For the avoidance of doubt, this clause is without prejudice to all the rights, powers and remedies available to the Bank hereunder.

7.2

All costs, expenses and charges including legal fees and other out-of-pocket expenses are to be borne by you. A facility fee of HKD6,000.00 for the subject facilities shall be payable upon your acceptance of this Facility Letter. All fees paid are non-refundable whether or not any facility is drawn down or used.

7.3	Our certificate as to a rate or any amount owing from you to us is, except for manifest error, conclusive and binding on you.

7.4

If any sum is payable by you but unpaid, the Bank may, without prior notice, combine all or any of your accounts anywhere with the Bank whether held singly or jointly with others and all your liabilities (whether actual or contingent, primary or collateral, future or existing, alone or jointly with others, matured or not). For such purpose, the Bank may convert any currency into another currency at the Bank’s spot rate, treat future liabilities as presently due after a discount by the Bank to present value in a commercially reasonable manner, and reasonably estimate the amounts of contingent or unquantified liabilities. This is not intended to create a security interest.

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Industrial and Commercial Bank of China (Asia) Limited 33/F., ICBC Tower, 3 Garden Road, Central, Hong Kong. Tel: 2588 1188 Fax: 2805 1166

Private and Confidential

Date: 17th April, 2008

Our Ref: UCA-F-2008-0822

7.5

The Bank shall be entitled to employ debt collecting agents to collect any sum due but unpaid by the Borrower under the facilities. The Borrower agrees and acknowledges that the Borrower has been warned, that the Borrower shall indemnify the Bank against all reasonable costs and expenses which the Bank may reasonably incur in the employment of debt collecting agents.

8.	GOVERNING LAW

This Facility Letter shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region and the Borrower agrees to submit to the non-exclusive jurisdiction of the Courts of the Hong Kong Special Administrative Region.

By accepting this Facility Letter, you hereby give consent to Bank that: for as long as there are banking facilities available to you or there are outstandings owed to the Bank by you, (a) the Bank may provide the guarantors and third party security providers with copies of your application(s) for the facilities, facility letters, latest statement of account (if any), other financial information and demand letters; and (b) we are authorized to contact all relevant parties for verification purposes and to disclose any information about you/the guarantors/third party security providers to any third parties for the purposes of exchanging credit information, debt collection and/or any other reasonable purposes. You shall as soon as possible notify us in writing of any change of information provided to us and any difficulty you may have in repaying or servicing outstanding interest and/or principal. We may transfer our rights and obligations and disclose your information to any person proposing to enter into any contract with us or as required by law or any order or requirement of any court or regulatory authority.

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Industrial and Commercial Bank of China (Asia) Limited 33/F., ICBC Tower, 3 Garden Road, Central, Hong Kong. Tel: 2588 1188 Fax: 2805 1166

Private and Confidential

Date: 17th April, 2008

Our Ref: UCA-F-2008-0822

The Hong Kong Monetary Authority has issued a supervisory guideline in relation to Commercial Credit Reference Agency (“CCRA”) requiring banks to collect and share credit data of Borrower to be made available to designated CCRA. In this connection, by signing and returning to us a copy of this facility letter, the Borrower hereby expressly consents the Bank, in its absolute discretion, to access use collect supply furnish or divulge either in writing or otherwise such credit information relating to the Borrower known to or experienced by the Bank to licensed banks, merchant banks, deposit taking companies and other finance bodies or any credit reference agencies or similar organization in connection with the lawful business of such persons including but not limited to the provisions of credit, credit review, credit scoring or matching. Without prejudice to the foregoing, the Borrower, the Guarantor or if applicable each of their respective officers (any of the foregoing being referred to as a “Data Provider”) hereby agrees that any commercial personal and account data supplied from time to time to the Bank whether by the Data Provider or by a third party pursuant to or in connection with this Facility or any related documents or transactions may be used by the Bank in connection with the administration of this Facility and in relation to the purposes and disclosed to the persons as stated in the Circular to Customers and Other Individuals relating to the Personal Data (Privacy) Ordinance.

Please note that Section 83 of the Banking Ordinance has imposed on us as a bank certain limitations on advances to persons related to our directors and employees. In acknowledging this Facility Letter, you confirm to us that you are not in any way related to any of our directors or employees within the meaning of Section 83. You undertake to advise us promptly in writing if you become so related subsequent to this date.

Please signify your agreement and acceptance of this offer by signing and returning the duplicate of this Facility Letter on or before 15th May, 2008, failing which this offer will automatically lapse unless extended by us.

We are pleased to be of service to you.

Yours faithfully,
For Industrial and Commercial Bank of China (Asia) Limited

(Authorised Signatures)

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(ILLEGIBLE)

Private and Confidential

Date: 17th April, 2008

Our Ref: UCA-F-2008-0822

The Borrower hereby confirms that the Borrower understands the above terms and conditions and agrees to accept and abide by them:

for M/s. Atlantic Components Limited
Date:

The Guarantor hereby confirms my understanding of the contents of this Facility Letter and agrees to obtain independent professional advice in good time prior to the execution of the guarantee:

Mr. Yang Chung Lun
Date:

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(ILLEGIBLE)